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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Lucent Technologies Inc. on Form S-3 (File no. 333-01223), and Forms S-8 (File No.'s 333-45253, 333-64525, 333-46589, 333-52799, 333-52805, 333-56133,
333-08775, 333-37041, 333-33943, 333-18975, 333-18977, 333-08783, 333-42475,
333-23043 and 333-72425), of our report, dated February 26, 1999, except for the fifth paragraph of Note 1, as to which the date is April 1, 1999, on our audit of the consolidated financial statements of Lucent Technologies Inc. and subsidiaries at September 30, 1998 and 1997 and for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996, which report appears in this Current Report on Form 8-K/A #1.




PricewaterhouseCoopers LLP


New York, New York
May 17, 1999